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                                      NEWS




                                            CATELLUS DEVELOPMENT CORPORATION
                                            201 MISSION STREET
                                            SAN FRANCISCO, CALIFORNIA 94105




CONTACT:         Catellus Development Corporation
                 Jennifer Ruddock
                 415/974-4649

                 California Public Employees' Retirement System
                 Office of Public Affairs - Pat Macht/Brad Pacheco
                 916/326-3991



                  CATELLUS DEVELOPMENT CORPORATION AND CalPERS

               ANNOUNCE PROPOSED PUBLIC OFFERING OF COMMON STOCK


San Francisco, California, October 8, 1997 -- Catellus Development Corporation and the California Public Employees' Retirement System ("CalPERS") today jointly announced that CalPERS had requested that Catellus file a registration statement in connection with a proposed underwritten public offering of a portion of Catellus common stock currently held by CalPERS. Of the more than 37,750,000 shares of Catellus common stock currently held by CalPERS, the registration statement will include 16,500,000 shares (plus an additional 2,475,000 shares to cover over-allotments), or approximately one-half of CalPERS' holdings. CalPERS' request was made in accordance with an existing registration rights agreement. The registration statement is expected to be filed with the Securities and Exchange Commission within the next several weeks.

                 CalPERS simultaneously filed an amendment to its 13D with the SEC. In that filing, CalPERS stated that the proposed sale of a portion of its common stock is intended to further the ongoing diversification of its $6.4 billion real estate portfolio while continuing to invest in Catellus. If all the shares to be registered are sold, immediately after the public offering CalPERS would continue to hold in excess of 18,775,000 shares, or approximately 18% of the outstanding Catellus common stock, which will represent a significant component of CalPERS' strategic commitment to real estate investment in





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California.  CalPERS said that it will continue to hold those shares as an investment, and will continue to review and evaluate its investment in the common stock of the company in conjunction with the overall management of its real estate portfolio.

                 Offers of the shares of common stock covered by the proposed registration statement will be made only by means of a prospectus. The common stock covered by the proposed registration statement may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of the shares of common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.





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